Jetronic Industries Signs Non-binding Letter of Intent to Acquire New Bastion Development, Inc.

FORT LAUDERDALE, FL—October 28, 2008. Jetronic Industries, Inc. ("Jetronic") (OTC: JETO)  announced that it has entered into a Non-binding Letter of Intent to acquire New Bastion Development, Inc. (“New Bastion”) whereby pursuant to an agreed upon future mutually satisfactory definitive reorganization agreement (the “Agreement”) representing a merger, share exchange or other similar transaction, New Bastion will be reorganized with Jetronic (the “Transaction”).

Pursuant to the Agreement, New Bastion will reorganize with Jetronic, with Jetronic as the surviving corporation.  The aggregate consideration for the Transaction will consist solely of Jetronic common stock. Upon completion of the Transaction, the capitalization of Jetronic shall consist of 19,267,500 shares of common stock outstanding, of which present Jetronic shareholders shall retain approximately 9,587,500 shares of common stock, and New Bastion shareholders shall retain approximately 9,680,000 shares of common stock. Also, New Bastion shall cancel all of the 15,750,000 shares of Jetronic common stock that was previously issued to New Bastion by Jetronic. New Bastion shareholders holding the 550 shares of Series A Convertible Preferred Stock shall retain such shares until such time that Jetronic’s capital structure will enable it to issue 550 shares of comparable preferred stock.

New Bastion’s most recent unaudited Balance Sheet dated June 30, 2008 reflects assets of $2,539,335 and liabilities of $775,222. New Bastion (www.newbastiondevelopment.com) is a development stage company that was formed for the purpose of exploiting local real estate opportunities in the Panama City Beach/Marianna, Florida area. An information statement describing New Bastion, including unaudited financial statements, is attached to Jetronic’s Form 8-K filed with the U.S. Securities and Exchange Commission on October 28, 2008.

The closing of the Transaction is contemplated to occur within 60 days, but remains subject to the conditions described in the letter of intent, and it is anticipated that at that time, the Company will change its name to New Bastion Development, Inc.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact:

Patrick O’Keefe

President

Jetronic Industries, Inc.

954-934-9059